Exhibit 10.23

EXECUTION COPY

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("Amendment") is made and entered into as of the 25 day of October, 2011 by and between FDI REALTY, LLC ("Landlord"), and FINANCIAL DESTINATION, INC. ("Tenant").

RECITALS:

A.
Landlord and Tenant entered into that certain Lease, dated as of July 29, 2008 (the "Lease") whereby Tenant leased certain office space in the building located at One Industrial Drive, Windham, New Hampshire.

B.	By this Amendment, Landlord and Tenant desire to extend the term of the Lease and to otherwise modify the Lease as provided herein.

C.	Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.	The Premises. Landlord currently leases to Tenant the Premises, which the parties agree contain 12,750 rentable square feet located within the Building and more particularly described in the Lease.

2.
Extended Lease Term. The Lease termination date shall be extended such that the Lease shall terminate on July 31, 2014 ("New Termination Date"). The period from August 1, 2011 through the New Termination Date is referred to herein as the "Extended Term." Tenant shall continue to have five (5) remaining options to extend the term of the Lease as set forth in Section 1 of the Lease.

3.	Rent. During the Extended Term, Tenant shall continue to pay Rent at the rate set forth in Section 2(a) of the Lease.

4.
During the Extended Term, Tenant shall be solely responsible for paying all utilities for the entire Building, including but not limited to electricity, gas, hot water, telephone and cable television, and to pay any deposits or overages required by the suppliers of any such utilities.

5.
Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

6.
No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Amendment.

7.
Counterparts. This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

8.
Recitals. The parties agree the recitals arc true and correct and that the recitals, as well as the definitions set forth therein and in the preamble, are hereby incorporated into this Agreement by reference.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”:

FDI REALTY, LLC.
a New Hampshire limited liability company

By:  /s/ William J. Andreoli
Print Name:  William J. Andreoli
Title:  Manager

“Tenant”:

FINANCIAL DESTINATION, INC.,
a New Hampshire corporation

By:  /s/ Steve Wallach
Print Name:  Steve Wallach
Title:  CEO